Exhibit 99.1
        News Release

FOR IMMEDIATE RELEASE

Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547

Jack Lascar / jlascar@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY REPORTS THIRD QUARTER 2007 RESULTS
HOUSTON, November 6, 2007 — Copano Energy, L.L.C. (NASDAQ: CPNO) today announced its financial results for the three and nine months ended September 30, 2007.
     “We are pleased that year-over-year growth in throughput volumes on our Mid-Continent and our wholly-owned Texas Gulf Coast pipelines enabled us to achieve increased distributable cash flow, despite significantly higher non-cash expenses related to Copano’s hedging program,” said John Eckel, Chairman and Chief Executive Officer of Copano.
Third Quarter Financial Results
     Revenue for the third quarter of 2007 increased 27% to $293.1 million compared with $231.3 million for the third quarter of last year. Net income decreased by 12% to $19.7 million, or $0.44 per unit on a diluted basis, for the third quarter of 2007 compared to net income of $22.3 million, or $0.60 per unit on a diluted basis (as retroactively adjusted to reflect the two-for-one unit split of Copano’s common units effective March 30, 2007), for the third quarter of 2006. The decline in net income is the result of a $3.8 million increase in non-cash amortization expense and mark-to-market charges related to the company’s hedging program in the third quarter of 2007 compared to the third quarter of 2006. Gross margin for Copano’s operating segments, excluding the Corporate segment, increased 10% compared to the third quarter 2006. Total segment gross margin, which includes the results of Copano’s hedging program, slightly decreased to $55.9 million in the third quarter of 2007 from $56.0 million in the third quarter of 2006. Weighted average diluted units outstanding totaled approximately 44.2 million for the three months ended September 30, 2007 and approximately 36.9 million for the same period in 2006 (as retroactively adjusted to reflect the two-for-one split of Copano’s common units effective March 30, 2007).
     Earnings before interest, taxes, depreciation and amortization, or EBITDA, for the third quarter of 2007 were $36.8 million compared with $40.0 million for the third quarter of 2006. Distributable

Exhibit 99.1
cash flow for the third quarter of 2007 (prior to any retained cash reserves established by Copano’s Board) totaled $32.1 million compared to $29.9 million for the third quarter of 2006, an increase of 7%. Third quarter 2007 distributable cash flow represents 160% coverage of the increased third quarter 2007 distribution of $0.47 per unit based on the number of common units outstanding and eligible for distribution on November 1, 2007, the distribution record date. Copano recorded non-cash amortization expense related to commodity derivatives of $5.7 million, which has not been added back in the determination of distributable cash flow or EBITDA. In addition, non-cash mark-to-market charges of approximately $0.8 million, including ineffectiveness of $0.1 million, were incurred for certain commodity hedges. These mark-to-market charges reduced EBITDA but were added back in the determination of distributable cash flow.
     Total segment gross margin, EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this news release.
Third Quarter Operating Results by Business Segment
Mid-Continent Operations
     During the third quarter of 2007, gross margin for the Mid-Continent Operations segment totaled $31.2 million, including $2.9 million attributable to Cimmarron Gathering (which was acquired on May 1, 2007), from $27.9 million for the third quarter of 2006, an increase of 12%. The increase in gross margin resulted primarily from a 26% increase in natural gas liquids, or NGLs produced, a 26% increase in plant inlet throughput and a 23% increase in pipeline throughput in the third quarter of 2007. The acquisition of Cimmarron Gathering accounted for 53% of the increase in NGLs produced, 61% of the increase in plant inlet throughput and 54% of the increase in pipeline throughput for this segment. NGLs produced at the Paden processing plant increased 21% during the third quarter of 2007 as compared to the same period in 2006.
     The Mid-Continent Operations segment gathered or transported an average of 227,099 MMBtu/d of natural gas on its pipelines (including an average of 23,121 MMBtu/d of natural gas per day on Cimmarron’s pipelines). This segment processed an average of 166,175 MMBtu/d of natural gas and produced an average of 16,058 barrels per day of NGLs at its plants and third-party plants during the third quarter of 2007. During the third quarter of 2006, the Mid-Continent segment gathered or transported an average of 184,247 MMBtu/d of natural gas on its pipelines, processed an average of 131,501 MMBtu/d of natural gas and produced an average of 12,717 barrels per day of NGLs at its

Exhibit 99.1
plants and third-party plants. Cimmarron Gathering’s throughput on its crude oil system averaged 3,574 barrels per day for the period from July 1, 2007 through September 30, 2007.
Texas Gulf Coast Pipelines
     Gross margin for the Texas Gulf Coast Pipelines segment in the third quarter of 2007 decreased approximately 3% to $11.2 million compared to $11.5 million in the third quarter of 2006. The decrease resulted from lower unit margins during the third quarter of 2007 which were partially offset by a 5% increase in pipeline throughput volumes on Copano’s wholly-owned pipelines as compared to the prior-year period.
     During the third quarter of 2007, the Texas Gulf Coast Pipelines segment gathered or transported an average of 363,964 MMBtu/d of natural gas on its pipelines, which included 277,083 MMBtu/d of natural gas on its wholly-owned pipelines and 86,881 MMBtu/d on the majority-owned Webb/Duval Gathering System, net of intercompany volumes. During the third quarter of 2006, this segment gathered and transported an average of 381,751 MMBtu/d of natural gas on its pipelines, which included 262,986 MMBtu/d of natural gas on its wholly-owned pipelines and 118,765 MMBtu/d on the Webb/Duval Gathering System, net of intercompany volumes.
Texas Gulf Coast Processing
     Gross margin for the Texas Gulf Coast Processing segment in the third quarter of 2007 increased approximately 15% to $19.4 million compared to $16.9 million in the third quarter 2006. The increase primarily resulted from a 12% increase in plant NGL production in the third quarter of 2007 as compared to the third quarter of 2006. The Houston Central Processing Plant produced an average of 16,402 barrels per day of NGLs during the third quarter of 2007 compared to an average of 14,673 barrels per day produced during the third quarter of 2006.
     During the third quarter of 2007, the Texas Gulf Coast Processing segment processed an average of 520,341 MMBtu/d of natural gas compared with 531,069 MMBtu/d during the third quarter of 2006. Volumes originating from the Texas Gulf Coast Pipelines segment and delivered to the plant were up approximately 8% from the third quarter of last year and natural gas delivered to the plant and originated from sources other than the Texas Gulf Coast Pipelines segment decreased approximately 10% from the third quarter of 2006.
Corporate
     The Corporate segment includes the results attributable to Copano’s commodity risk management portfolio. Gross margin for the Corporate segment in the third quarter of 2007 was a loss of $6.0 million compared to a loss of $0.3 million in the third quarter of 2006. The Corporate segment

Exhibit 99.1
gross margin loss for the third quarter of 2007 includes $0.5 million of cash settlements on expired commodity derivatives reduced by $5.7 million of non-cash amortization expense related to commodity derivatives, which has not been added back in the determination of distributable cash flow or EBITDA, and $0.8 million of unrealized losses, including ineffectiveness of $0.1 million, related to the non-cash mark-to-market charges for certain commodity hedges, which are not added back in the determination of EBITDA but are added back in the determination of distributable cash flow. The Corporate segment gross margin for the third quarter of 2006 included $2.4 million of cash settlements received on expired commodity derivatives reduced by $2.7 million of amortization expense related to commodity derivatives, which were not added back in the determination of distributable cash flow or EBITDA. The $3.8 million increase in non-cash amortization expense and mark-to-market charges in the third quarter of 2007 compared to the third quarter of 2006 is the result of the additional costs related to commodity hedges acquired in the fourth quarter of 2006 and the second quarter of 2007.
Year-To-Date Financial Results
     Revenue increased 20% to $785.8 million compared with $654.9 million in the same nine-month period of last year. Net income decreased by 14% to $41.7 million, or $0.96 per unit on a diluted basis, for the nine months ended September 30, 2007 compared to net income of $48.6 million, or $1.32 per unit on a diluted basis (as retroactively adjusted to reflect the two-for-one unit split of Copano’s common units effective March 30, 2007), for the nine months ended September 30, 2006. Total segment gross margin decreased slightly to $140.6 million for the nine months ended September 30, 2007 from $140.7 million for the nine months ended September 30, 2006. The Corporate segment gross margin loss of $14.8 million for the nine months ended 2007 reflects $3.8 million of cash settlements on expired commodity derivatives offset by $16.0 million of non-cash amortization expense related to commodity derivatives and $2.6 million of mark-to-market charges and unrealized losses related to the ineffective portion of Copano’s hedges. Weighted average diluted units outstanding totaled approximately 43.6 million for the nine months ended September 30, 2007 and approximately 36.8 million for the same period in 2006 (as retroactively adjusted to reflect the two-for-one split of Copano’s common units effective March 30, 2007).
     EBITDA for the nine months ended September 30, 2007 was $89.6 million compared with $97.6 million for the nine months ended September 30, 2006. Total segment gross margin and EBITDA are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this news release.

Exhibit 99.1
Unit Distributions
     On October 17, 2007, Copano announced a third quarter 2007 cash distribution of $0.47 per unit, or $1.88 per unit on an annualized basis, for all of its outstanding common units that are eligible for distributions. This distribution will be paid on November 14, 2007 to holders of record of eligible common units at the close of business on November 1, 2007.
Conference Call
     Copano will hold a conference call to discuss its third quarter 2007 financial results and recent developments on Wednesday, November 7 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate in the call, dial (303) 262-2175 and ask for the Copano Energy call at least 10 minutes prior to the start time, or access it live over the internet at www.copanoenergy.com on the “Investor Overview” page of the “Investor Relations” section of Copano’s website. To listen to the live call on the web, please visit the website at least 15 minutes prior to the call to register and download any necessary audio software.
     An archive of the audio webcast will be available shortly after the call for 90 days on Copano’s website. Additionally, a telephonic replay will be available through November 14 by calling (303) 590-3000 and using the pass code 11099851.
Use of Non-GAAP Financial Measures
     This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of total segment gross margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flows from operating activities or any other GAAP measure of liquidity or financial performance. The Company uses non-GAAP financial measures as measures of its core profitability or to assess the financial performance of its assets. The Company believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance.
     Total segment gross margin is defined as revenue less cost of sales. Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased from third parties, cost of natural gas and NGLs purchased from affiliates, costs paid to third parties to transport volumes and costs paid to

Exhibit 99.1
affiliates to transport volumes. Total segment gross margin consists of the sum of the individual segment gross margins. The Company views segment gross margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. The GAAP measure most directly comparable to total segment gross margin is operating income.
     Copano defines EBITDA as net income plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by management and by external users of Copano’s financial statements such as investors, commercial banks, research analysts and others, to assess:
•	the financial performance of Copano’s assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of Copano’s assets to generate cash sufficient to pay interest costs and support indebtedness;

•	Copano’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     EBITDA is also a financial measure that, with certain negotiated adjustments, is reported to the Company’s lenders and is used to compute financial covenants under its credit facility. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Copano’s EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as the Company does. Copano has reconciled EBITDA to net income and cash flows from operating activities.
     Distributable cash flow is defined as net income plus: (1) depreciation and amortization expense; (2) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (3) reimbursements by pre-IPO unitholders of certain general and administrative expenses in excess of the “G&A Cap” provided under the Company’s limited liability company agreement; (4) provision for deferred income taxes; (5) the subtraction of maintenance capital expenditures; (6) the subtraction of equity in the earnings of unconsolidated affiliates; and (7) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Maintenance capital expenditures represent capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of the Company’s

Exhibit 99.1
assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Distributable cash flow is a significant performance metric used by senior management to compare basic cash flows generated by the Company (prior to the establishment of any retained cash reserves by its Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of the Company’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net income.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in Oklahoma, Texas and Wyoming.
     This news release may include “forward-looking statements” as defined by the Securities and Exchange Commission. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the Company, key customers reducing the volume of natural gas and natural gas liquids they purchase from the Company, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from the Company’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the Company’s Securities and Exchange Commission filings.
— tables to follow —

Exhibit 99.1
COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in thousands, except per unit information)
Revenue:
Natural gas sales	$124,091	$114,624	$375,420	$346,430
Natural gas liquids sales	132,835	106,534	336,748	277,536
Transportation, compression and processing fees	3,880	3,919	12,320	11,174
Condensate and other	32,270	6,234	61,298	19,758

Total revenue	293,076	231,311	785,786	654,898

Costs and expenses:
Cost of natural gas and natural gas liquids	235,952	174,525	641,799	512,003
Transportation	1,239	814	3,342	2,241
Operations and maintenance	10,525	8,519	28,700	23,527
Depreciation and amortization	10,130	8,182	28,426	23,657
General and administrative	8,615	8,108	23,831	19,919
Taxes other than income	1,010	622	2,566	1,610
Equity in (earnings) loss from unconsolidated affiliates	(401)	(549)	(2,019)	(644)

Total costs and expenses	267,070	200,221	726,645	582,313

Operating income	26,006	31,090	59,141	72,585

Interest and other income	706	718	2,032	1,310
Interest and other financing costs	(6,943)	(9,525)	(18,314)	(25,312)

Income before income taxes	19,769	22,283	42,859	48,583
Provision for income taxes	(102)	—	(1,182)	—

Net income	$19,667	$22,283	$41,677	$48,583

Basic net income per common unit:
Net income(1)	$0.46	$0.61	$1.00	$1.33
Weighted average number of common units(1)	42,330	29,393	41,154	29,357

Diluted net income per common unit:
Net income(1)	$0.44	$0.60	$0.96	$1.32
Weighted average number of common units(1)	44,233	36,863	43,606	36,767

(1)	Net income per common unit and the weighted average number of common units for the three and nine months ended September 30, 2006 have been retroactively adjusted to reflect a two-for-one split of Copano’s common units effective March 30, 2007.

Exhibit 99.1
COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006
	(in thousands)
Cash Flows From Operating Activities:
Net income	$41,677	$48,583
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,426	23,657
Amortization of debt issue costs	921	3,524
Equity in earnings from unconsolidated affiliates	(2,019)	(644)
Distributions from unconsolidated affiliates	2,888	—
Equity-based compensation	2,180	1,315
Deferred tax provision	898	—
Other noncash items	(98)	94
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(12,135)	19,765
Prepayments and other current assets	(562)	1,661
Risk management activities	(19,137)	6,914
Accounts payable	13,200	(7,447)
Other current liabilities	12,099	(795)

Net cash provided by operating activities	68,338	96,627

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(57,247)	(30,148)
Additions to intangible assets	(2,604)	(308)
Acquisitions	(55,471)	(9,074)
Investment in unconsolidated affiliate	—	(11,053)
Distributions from unconsolidated affiliates	375	—
Other	(990)	(504)

Net cash used in investing activities	(115,937)	(51,087)

Cash Flows From Financing Activities:
Repayments of long-term debt	—	(376,500)
Proceeds from long-term debt	104,000	353,500
Repayment of short-term notes payable	(1,494)	(1,477)
Deferred financing costs	(608)	(7,013)
Distributions to unitholders	(53,441)	(33,277)
Capital contributions from pre-IPO investors	7,169	4,006
Proceeds from private placement of common units	—	25,000
Equity offering costs	(515)	(640)
Proceeds from option exercises	850	199

Net cash provided by (used in) financing activities	55,961	(36,202)

Net increase in cash and cash equivalents	8,362	9,338
Cash and cash equivalents, beginning of year	39,484	25,297

Cash and cash equivalents, end of period	$47,846	$34,635

Exhibit 99.1
COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	September 30,	December 31,
	2007	2006
	($ in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$47,846	$39,484
Accounts receivable, net	90,486	67,095
Risk management assets	5,734	13,973
Prepayments and other current assets	4,121	3,166

Total current assets	148,187	123,718

Property, plant and equipment, net	665,052	566,927
Intangible assets, net	138,699	93,372
Investment in unconsolidated affiliates	17,982	19,378
Risk management assets	16,043	23,826
Other assets, net	13,975	11,837

Total assets	$999,938	$839,058

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$117,908	$91,668
Notes payable	—	1,495
Risk management liabilities	12,498	944
Other current liabilities	14,347	11,615

Total current liabilities	144,753	105,722

Long-term debt	359,000	255,000
Deferred tax provision	898	—
Risk management and other noncurrent liabilities	18,260	5,750

Members’ capital:
Common units, no par value, 42,357,653 and 35,190,590 units issued and outstanding as of September 30, 2007 and December 31, 2006(1), respectively	491,978	480,797
Class C units, no par value, 1,579,409 units and 0 units issued and outstanding as of September 30, 2007 and December 31, 2006, respectively	54,000	—
Subordinated units, no par value, 7,038,252 units outstanding as of December 31, 2006(1)	—	10,379
Paid-in capital	19,934	10,585
Accumulated (deficit) earnings	(9,053)	2,918
Other comprehensive loss	(79,832)	(32,093)

	477,027	472,586

Total liabilities and members’ capital	$999,938	$839,058

(1)	Units outstanding have been retroactively adjusted to reflect a two-for-one split effective March 30, 2007.

Exhibit 99.1
COPANO ENERGY, L.L.C. AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	($ in thousands)
Total segment gross margin(1)	$55,885	$55,972	$140,645	$140,654
Operations and maintenance expenses	10,525	8,519	28,700	23,527
Depreciation and amortization	10,130	8,182	28,426	23,657
General and administrative expenses	8,615	8,108	23,831	19,919
Taxes other than income	1,010	622	2,566	1,610
Equity in (earnings) loss from unconsolidated affiliates	(401)	(549)	(2,019)	(644)

Operating income	26,006	31,090	59,141	72,585
Interest and other financing costs, net	(6,237)	(8,807)	(16,282)	(24,002)
Provision for income taxes	(102)	—	(1,182)	—

Net income	$19,667	$22,283	$41,677	$48,583

Segment gross margin:
Mid-Continent Operations	$31,230	$27,869	$80,518	$72,036
Texas Gulf Coast Pipelines(2)	11,215	11,503	30,699	29,387
Texas Gulf Coast Processing	19,437	16,934	44,285	38,906
Corporate(3)	(5,997)	(334)	(14,857)	325

Total segment gross margin(1)	$55,885	$55,972	$140,645	$140,654

Segment gross margin per unit:
Mid-Continent Operations:
Pipeline throughput ($/MMBtu)(4)	$1.49	$1.64	$1.42	$1.51
Plant inlet throughput ($/MMBtu)(4)	$2.04	$2.30	$1.95	$2.15
NGLs produced ($/Bbl)(4)	$21.14	$23.82	$20.41	$22.99
Texas Gulf Coast Pipelines ($/MMBtu)(2)	$0.44	$0.48	$0.41	$0.44
Texas Gulf Coast Processing:
Inlet throughput ($/MMBtu)(5)	$0.41	$0.35	$0.29	$0.28
NGLs produced ($/Bbl)(5)	$12.88	$12.54	$9.91	$9.86

Volumes:
Mid-Continent Operations:
Pipeline throughput (MMBtu/d)(4)	227,099	184,247	207,572	174,772
Plant inlet throughput (MMBtu/d)(4)	166,175	131,501	151,131	122,628
NGLs produced (Bbls/d)(4)	16,058	12,717	14,452	11,475
Texas Gulf Coast Pipelines — throughput (MMBtu/d)(2)	277,083	262,986	277,477	246,212
Texas Gulf Coast Processing:
Inlet throughput (MMBtu/d)	520,341	531,069	551,260	513,567
NGLs produced (Bbls/d)	16,402	14,673	16,364	14,446

Capital Expenditures:
Maintenance capital expenditures	$2,735	$3,394	$7,198	$7,320
Expansion capital expenditures	15,806	19,232	163,976	35,630

Total capital expenditures	$18,541	$22,626	$171,174	$42,950

Operations and maintenance expenses:
Mid-Continent Operations	$6,287	$4,466	$15,801	$12,382
Texas Gulf Coast Pipelines	2,086	1,634	6,503	5,163
Texas Gulf Coast Processing	2,152	2,419	6,396	5,982

Total operations and maintenance expenses	$10,525	$8,519	$28,700	$23,527

(1)	Total segment gross margin is a non-GAAP financial measure. For a reconciliation of total segment gross margin to its most directly comparable GAAP measure, please read “Non-GAAP Financial Measures.”

(2)	Excludes results and volumes associated with Copano’s interest in Webb/Duval Gatherers. Gross volumes transported by Webb/Duval Gatherers were 86,881 MMBtu/d and 118,765 MMBtu/d, net of intercompany volumes, for the three months ended September 30, 2007 and 2006, respectively. Gross volumes transported by Webb/Duval Gatherers were 99,212 MMBtu/d and 116,429 MMBtu/d, net of intercompany volumes, for the nine months ended September 30, 2007 and 2006, respectively.

(3)	The Corporate segment gross margin includes results attributable to Copano’s commodity risk management activities.

(4)	Segment gross margin per unit amounts for the Mid-Continent Operations segment represent the segment gross margin divided by the pipeline throughput, inlet throughput or NGLs produced, as appropriate. Plant inlet throughput and NGLs produced represent total volumes processed and produced by the Mid-Continent Operations segment at all plants, including plants owned by the Mid-Continent Operations segment and plants owned by third parties. Plant inlet throughput averaged 97,013 MMBtu/d and NGLs produced averaged 10,110 barrels per day for the three months ended September 30, 2007 for plants owned by the Mid-Continent Operations segment. Plant inlet throughput averaged 86,848 MMBtu/d and NGLs produced averaged 8,672 barrels per day for the three months ended September 30, 2006 for plants owned by the Mid-Continent Operations segment. Plant inlet throughput averaged 90,476 MMBtu/d and NGLs produced averaged 9,210 barrels per day for the nine months ended September 30, 2007 for plants owned by the Mid-Continent Operations segment. Plant inlet throughput averaged 80,140 MMBtu/d and NGLs produced averaged 7,746 barrels per day for the nine months ended September 30, 2006 for plants owned by the Mid-Continent Operations segment. This data excludes results and volumes associated with Copano’s interest in Southern Dome.

Exhibit 99.1

(5)	Represents the Texas Gulf Coast Processing segment gross margin divided by the total inlet throughput or NGLs produced, as appropriate.
Non-GAAP Financial Measures
     The following table presents a reconciliation of the non-GAAP financial measures of (1) total segment gross margin (which consists of the sum of individual segment gross margins) to the GAAP financial measure of operating income, (2) EBITDA to the GAAP financial measures of net income and cash flows from operating activities and (3) distributable cash flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Reconciliation of total segment gross margin to operating income:
Operating income	$26,006	$31,090	$59,141	$72,585
Add: Operations and maintenance expenses	10,525	8,519	28,700	23,527
Depreciation and amortization	10,130	8,182	28,426	23,657
General and administrative expenses	8,615	8,108	23,831	19,919
Taxes other than income	1,010	622	2,566	1,610
Equity in (earnings) loss from unconsolidated affiliates	(401)	(549)	(2,019)	(644)

Total segment gross margin	$55,885	$55,972	$140,645	$140,654

Reconciliation of EBITDA to net income:
Net income	$19,667	$22,283	$41,677	$48,583
Add: Depreciation and amortization	10,130	8,182	28,426	23,657
Interest and other financing costs	6,943	9,525	18,314	25,312
Provision for income taxes	102	—	1,182	—

EBITDA	$36,842	$39,990	$89,599	$97,552

Reconciliation of EBITDA to cash flows from operating activities:
Cash flow provided by operating activities	$27,447	$36,690	$68,338	$96,627
Add: Cash paid for interest and other financing costs	6,636	7,389	17,393	21,788
Equity in earnings (loss) from unconsolidated affiliates	401	549	2,019	644
Distributions from unconsolidated affiliates	(777)	—	(2,888)	—
Risk management activities	143	(4,054)	19,137	(6,914)
Increase in working capital and other	2,992	(584)	(14,400)	(14,593)

EBITDA	$36,842	$39,990	$89,599	$97,552

Reconciliation of net income to distributable cash flow:
Net income	$19,667	$22,283	$41,677	$48,583
Add: Depreciation and amortization	10,130	8,182	28,426	23,657
Amortization of debt issue costs	306	2,136	921	3,524
Equity-based compensation	853	579	2,180	1,315
G&A reimbursement from pre-IPO unitholders	2,796	600	8,311	3,226
Distributions from unconsolidated affiliates	771	—	3,263	—
Unrealized losses on derivatives	847	63	2,775	264
Deferred taxes and other	(96)	11	800	94
Less: Equity in (earnings) loss from unconsolidated affiliates	(401)	(549)	(2,019)	(644)
Maintenance capital expenditures	(2,735)	(3,394)	(7,198)	(7,320)

Distributable cash flow(1)	$32,138	$29,911	$79,136	$72,699

Actual quarterly distribution (“AQD”) (2) (3)	$20,067	$13,785

Distributable cash flow coverage of AQD(3)	160%	217%

(1)	Prior to any retained cash reserves established by Copano’s Board of Directors.

(2)	The prior year distribution rate has been retroactively adjusted to reflect the two-for-one split of Copano’s common units effective March 30, 2007.

(3)	Reflects actual quarterly distribution of $0.47 per unit for the three months ended September 30, 2007 and $0.375 per unit for the three months ended September 30, 2006 (as retroactively adjusted to reflect the two-for-one split of Copano’s common units effective March 30, 2007).